Exhibit 2.7

DEFERRED PAYMENT AGREEMENT

by and among

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Lender

And

CareCloud Holdings, Inc,

as Issuer

CareCloud, Inc. and its Subsidiaries other than Issuer party hereto,

as Guarantors

i

TABLE OF CONTENTS

(Continued)

ii

Schedules

Schedule 2.5	Fees

iii

DEFERRED PAYMENT AGREEMENT

THIS DEFERRED PAYMENT AGREEMENT is entered into as of August 22, 2025 by and among CareCloud Holdings, Inc, a Delaware corporation (“Issuer”), CareCloud, Inc., a Delaware corporation (“Parent”, and together with the Subsidiaries of Parent that are now or may hereafter become party hereto as a Guarantor, individually, a “Guarantor” and collectively, “Guarantors”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”).

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1. Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of Section 6.10: (a) if any Person owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or equivalent governing body of a Person, then both such Persons shall be Affiliates of each other, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agreement” means this Deferred Payment Agreement.

“Anti-Corruption Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the U.K. Bribery Act 2010, and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which any member of the Loan Party Group is located or doing business.

“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which any member of the Loan Party Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Margin” means, as of any date of determination, 12% per annum.

“Bankruptcy Code” means Title 11 of the United States Code.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Loan Party or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Management Bank” has the meaning set forth in Section 5.9.

“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, (c) [reserved], or (d) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that, notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means that: (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 25%, or more, of the Equity Interests of Parent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors or equivalent governing body of Parent, or (b) Parent fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party.

“Closing Date” means August 22, 2025.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Person in or upon which a Lien is granted, or is purported to be granted, by such Person to Lender under any of the Deferred Payment Documents.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Lender, executed and delivered by a Loan Party, Lender, and the applicable securities intermediary (with respect to a securities account) or bank (with respect to a deposit account).

“Default Rate” means, for any Obligation (including, to the extent permitted by law, interest not paid when due), two percent plus the interest rate otherwise applicable thereto.

“Deferred Payment Account” has the meaning set forth in Section 2.4(a).

“Deferred Payment Amount” has the meaning ascribed thereto in Section 2.1.

“Deferred Payment Documents” means this Agreement, the Control Agreements, each Security Agreement, each Guaranty, any note or notes executed by Issuer in connection with this Agreement and payable to Lender, any subordination agreement, and any other instrument or agreement entered into, now or in the future, by any Loan Party in connection with this Agreement.

“Dollars” or “$” means United States dollars.

“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock or partnership, limited liability company or other equity ownership or profit interests or units, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of such Loan Party or its Subsidiaries under IRC Section 414(o).

“Event of Default” has the meaning set forth in Section 8.1.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, certificate of formation, by-laws, limited liability company agreement, operating agreement or other organizational or governing documents of such Person.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means each Person (other than an individual) that at any time guaranties all or any portion of the Obligations.

“Guaranty” means the Guaranty, dated of even date herewith, by each Loan Party in favor of Lender and any other guarantee of the Obligations at any time executed and delivered by a Loan Party in favor of Lender.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than financed insurance premiums and trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), and (g) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other Federal or State bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Issuer” has the meaning set forth in the preamble to this Agreement.

“Lender” has the meaning set forth in the preamble to this Agreement.

“Lender Expenses” has the meaning set forth in Section 5.12.

“Lender Payment Account” means such account of Lender as Lender may from time to time designate in writing to Issuer as the Lender Payment Account for purposes of the Deferred Payment Documents.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Party” means Issuer or any Guarantor.

“Loan Party Group” means (a) each Loan Party, (b) the parent of each Loan Party, (c) any Affiliate or Subsidiary of any Loan Party, (d) any guarantor of the Obligations, (e) the owner of any collateral securing any part of the Obligations, and (f) any officer, director or agent acting on behalf of any of the parties referred to in items (a) through (e) with respect to the Deferred Payment Documents.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of the Loan Parties, taken as a whole, (b) a material impairment of the ability of Loan Parties, as a group, to perform their collective obligations under the Deferred Payment Documents to which they are a party or of Lender’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of an action taken or not taken that is solely in the control of Lender), or (c) a material impairment of the enforceability or priority of the Liens of Lender with respect to all or a material portion of the Collateral.

“Material Amount” means $1,000,000.

“Material Indebtedness” means Indebtedness (other than the Obligations) of a Loan Party in an aggregate principal amount exceeding the Material Amount. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of a Loan Party in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that a Loan Party would be required to pay if such Hedge Agreement were terminated at such time.

“Maturity Date” means February 20, 2026.

“Medsphere “ means Medsphere Systems Corporation, a Delaware corporation.

“Medsphere APA” means that certain Asset Purchase Agreement dated as of the Closing Date by and between Medsphere, as Seller, and Issuer, as Buyer.

“Medsphere APA Documents” means the Medsphere APA and the “Ancillary Documents” as defined therein.

“Obligations” means all debts (including the Deferred Payment Amount), principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities (including all amounts charged to the Deferred Payment Account), obligations, fees, expenses (and any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by any Deferred Payment Document and whether or not for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due, and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Deferred Payment Documents or by law or otherwise in connection with the Deferred Payment Documents. Without limiting the generality of the foregoing, the Obligations include the obligation to pay (i) the principal of the Deferred Payment Amount, (ii) interest accrued on the Deferred Payment Amount, (iii) Lender Expenses, (iv) fees payable under any Deferred Payment Document, and (v) indemnities and other amounts payable by any Loan Party under any Deferred Payment Document. Any reference in this Agreement or in the Deferred Payment Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations of the Obligations, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended).

“Parent” has the meaning set forth in the preamble to this Agreement.

“Permitted Discretion” means a determination made in good faith in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Dispositions” means each of the following:

(a) sales, abandonment, or other dispositions of equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of a Loan Party;

(b) sales of inventory to buyers in the ordinary course of business;

(c) the use or transfer of money in a manner that is not prohibited by the terms of any Deferred Payment Document;

(d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(e) the granting of Permitted Liens;

(f) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(g) any involuntary loss, damage or destruction of property;

(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(i) the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement;

(j) the making of Permitted Investments; and

(k) the lapse, abandonment or other disposition of patents, trademarks, copyrights, and other intellectual property rights that are not material and are no longer used or useful in any material respect in the business of a Loan Party and do not appear on and are not otherwise affixed to or incorporated in any inventory or necessary in connection with the books and records of a Loan Party or do not have any material value.

“Permitted Indebtedness” means:

(a) the Obligations;

(b) other unsecured Indebtedness in an aggregate amount not exceeding the Material Amount;

(c) Indebtedness (including under any Capital Lease) arising after the Closing Date to the extent secured by Liens on equipment or Real Property acquired after the Closing Date in an aggregate outstanding principal amount not to exceed the Material Amount at any time; provided, that, (i) such Liens do not apply to any property of a Loan Party other than specific items of equipment or Real Property, (ii) the Indebtedness secured thereby does not exceed the cost of the applicable equipment or Real Property, as the case may be and (iii) as of the date any such Indebtedness is incurred and after giving effect thereto, no Event of Default shall exist;

(d) Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit and unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business;

(e) Indebtedness of a Loan Party in respect of bid, payment and performance bonds, workers’ compensation claims, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance, or guarantees of the foregoing types of Indebtedness, in the ordinary course of business and consistent with current practices as of the Closing Date;

(f) the incurrence by any Loan Party of Indebtedness under Hedge Agreements that is incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s operations and not for speculative purposes; and

(g) Indebtedness under Capital Leases existing as of the Closing Date, and Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or any cash management or related services.

“Permitted Investments” means each of the following:

(a) Investments of a Loan Party consisting of cash;

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c) advances made in connection with purchases of goods or services in the ordinary course of business;

(d) Investments received in settlement of amounts due to any Loan Party effected in the ordinary course of business or owing to any Loan Party as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party;

(e) [reserved];

(f) Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims;

(g) deposits of cash made in the ordinary course of business to secure performance of operating leases; and

(h) loans and advances to employees and officers of a Loan Party in the ordinary course of business for any business purpose and in an aggregate amount not to exceed 100% of the Material Amount outstanding at any one time.

“Permitted Liens” means:

(a) Liens granted to, or for the benefit of, Lender to secure the Obligations;

(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet past due, or (ii) do not have priority over the Liens of Lender and the underlying taxes, assessments, or charges or levies are being contested in good faith by appropriate proceedings diligently pursued and available to a Loan Party, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien and with respect to which adequate reserves have been set aside on its books in accordance with GAAP;

(c) judgment Liens in connection with court proceedings that do not constitute an Event of Default; provided, that, (i) such Liens are being contested in good faith by appropriate proceedings diligently pursued and available to a Loan Party, in each case prior to the commencement of foreclosure or other similar proceedings, which proceedings (or orders entered in connection with such proceeding) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor;

(d) [reserved];

(e) the interests of lessors under operating leases and non-exclusive licensors under license agreements;

(f) Liens on equipment and Real Property arising after the Closing Date to secure Indebtedness permitted under clause (c) of the definition of Permitted Indebtedness, whether such Indebtedness is assumed or incurred by a Loan Party;

(g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet past due, or (ii) are being contested in good faith by appropriate proceedings diligently pursued and available to a Loan Party, in each case prior to the commencement of foreclosure or other similar proceedings, which proceedings (or orders entered in connection with such proceeding) have the effect of preventing the forfeiture or sale of the property subject to any such Lien and with respect to which adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor;

(h) Liens on cash deposited to secure a Loan Party’s obligations in connection with worker’s compensation or other unemployment insurance, or to secure obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money or Liens on cash deposited to secure its reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business;

(i) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof;

(j) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(k) rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business; and

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party and the improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

“Restricted Payment” means any (a) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of a Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to the stockholders, partners or members (or the equivalent Person thereof) of a Loan Party, or payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of a Loan Party, or any setting apart of funds or property for any of the foregoing, or (b) the payment by a Loan Party of any management, advisory or consulting fee to any Person or the payment of any extraordinary salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such management advisory or consulting fee or such extraordinary salary, bonus or other form of compensation is not included in the corporate overhead of a Loan Party or is not otherwise provided for in such Person’s existing employment or independent contractor agreement with the Loan Party.

“Sanction” or “Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. State Department, the U.S. Department of Commerce, or through any existing or future Executive Order, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, or (e) any other Governmental Authority in any jurisdiction in which (i) any member of the Loan Party Group is located or conducts business, (ii) in which any of the proceeds of the Deferred Payment Documents will be used, or (iii) from which repayment of the Deferred Payment Documents will be derived.

“Sanctioned Target” means any target of Sanctions, including: (a) Persons on any list of targets identified or designated pursuant to any Sanctions, (b) Persons, countries, or territories that are the target of any territorial or country-based Sanctions program, (c) Persons that are a target of Sanctions due to their ownership or control by any Sanctioned Target(s), or (d) otherwise a target of Sanctions, including vessels, planes and ships, that are designated under any Sanctions program.

“Security Agreement” means the Security Agreement, dated of even date herewith, by and among each Loan Party and Lender, and any other agreement or instrument at any time executed by a Loan Party or any other Person in connection with this Agreement that is intended to (or purports to) create, perfect or evidence a Lien to secure the Obligations.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including reasonably anticipated contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to voidable transfers, fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent) of such corporation, partnership, limited liability company, or other entity.

“Termination Date” means the earliest to occur of (a) the Maturity Date, or (b) the date on which the maturity of the Obligations is accelerated (or deemed accelerated).

“UCC” means the Uniform Commercial Code as in effect in the State of New York and any successor statute, as in effect from time to time (except that terms used herein which are not otherwise defined herein and defined in the Uniform Commercial Code as in effect in the State of New York on the Closing Date shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Lender may otherwise determine).

“U.S. Special Resolution Regimes” has the meaning set forth in Section 11.7.

1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

1.3. UCC Terms. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that, to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

1.4. Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall” and vice-versa Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, supplemented, extended, renewed, restated or replaced (subject to any restrictions on such amendments, supplements or modifications set forth in any Deferred Payment Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Deferred Payment Document, shall be construed to refer to such Deferred Payment Document in its entirety and not to any particular provision thereof, (d) all references in a Deferred Payment Document to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, the Deferred Payment Document in which such references appear, (e) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Section headings in any Deferred Payment Document are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Deferred Payment Document. Each schedule and exhibit to this Agreement is incorporated by reference herein and is made a part of this Agreement. Any capitalized term used in any schedule or exhibit to this Agreement shall have the meaning assigned to such term herein, unless otherwise defined in such schedule or exhibit. An Event of Default shall exist or continue until such Event of Default is waived in accordance with Section 9.5 in accordance with the terms hereof. Each Loan Party shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Lender under any Deferred Payment Document. Any reference to an obligation of Issuer or a Loan Party or to Issuer or Loan Parties, or to Issuer or any Loan Party, as the case may be, shall mean that Issuer or each Loan Party, as the case may be, is jointly and severally liable with each other Loan Party in respect of such obligation. In connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time. Any reference in any Deferred Payment Document to a merger, transfer, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. No provision of any Deferred Payment Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Any reference to an agreement or other matter being “reasonably satisfactory” to Lender shall mean a determination made in the exercise of reasonable judgment from the perspective of a secured asset-based lender. Any reference to expenses of Lender in any Deferred Payment Document shall include all Lender Expenses. Reference to a Loan Party’s “knowledge” or similar concept means actual knowledge of an officer of a Loan Party, or knowledge that an officer of a Loan Party would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

1.5. Time References. Unless the context of this Agreement or any other Deferred Payment Document clearly requires otherwise, all references to time of day refer to Los Angeles, California, as in effect in Los Angeles, California on such day. For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that, with respect to a computation of fees or interest payable to Lender, such period shall in any event consist of at least one full day.

1.6. Payment in Full. Any reference in any Deferred Payment Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment in full in cash of the principal and accrued and unpaid interest with respect to the Deferred Payment Amount, (b) the payment in full in cash of all fees, charges and expenses that have accrued and are unpaid regardless of whether payment has been demanded or is otherwise due, and (c) the delivery to Lender of cash collateral, or at Lender’s option, a letter of credit payable to Lender issued by a bank acceptable to Lender and in form and substance satisfactory to Lender, in either case in respect of contingent Obligations for which a claim or demand for payment has been made at such time or in respect of matters or circumstances known to Lender at the time, and which are reasonably expected to result in any loss, cost, damage or expense (including attorneys’ fees and legal expenses) to Lender for which Lender would be entitled to indemnification by a Loan Party hereunder.

1.7. Rounding. Any financial ratios required to be maintained by a Loan Party pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.8. Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Deferred Payment Documents, that it and its counsel reviewed and participated in the preparation and negotiation of the Deferred Payment Documents and that ambiguities any rule of construction to the effect that ambiguities are to be resolved against Lender as the drafting party shall not be applicable in the interpretation of the Deferred Payment Documents.

2.	DEFERRED PAYMENT OBLIGATION.

2.1. Deferred Payment. Pursuant to the Medsphere APA, Issuer acquired from Medsphere the “Purchased Assets” as defined therein and in exchange therefor agreed to pay to Medsphere the Closing Payment (as defined therein) and the Second Payment (as defined therein), which Second Payment constitutes the obligation of Issuer to an additional payment in immediately available funds equal to $8,250,000 within six months of the Closing Date. As of the Closing Date immediately prior to the consummation of the Medsphere APA, Lender was a Lender to Medsphere and had a Lien on the Purchased Assets and Lender’s consent was required for the consummation of the transactions contemplated by the Medsphere APA and the release of the Liens granted by Medsphere in favor of Lender was required in order for such transactions to be consummated. As a condition to such consent, as contemplated by Section 2.05 of the Medsphere APA, Medsphere assigned its right to receive such $8,250,000 Second Payment to Lender with the consent of Issuer and Issuer agreed that its obligation to pay such $8,250,000 would be governed by the Deferred Payment Documents. Issuer acknowledges and agrees that it is obligated to pay $8,250,000 to Lender in immediately available funds on or before the Maturity Date as a result of the foregoing, and that the “Deferred Payment Amount” hereunder constitutes the obligation of Issuer to make such Second Payment to Lender. The outstanding principal balance of the Deferred Payment Amount shall be increased from time to time pursuant to the terms hereof in respect of any interest, fees or other amounts that are paid pursuant to the terms hereof by capitalizing such interest, fees or other amounts to the outstanding principal balance of the Deferred Payment Amount (and once any amounts are so capitalized to the outstanding principal balance of the Deferred Payment Amount, such amounts shall constitute a portion of the Deferred Payment Amount for all purposes hereunder, including with respect to the accrual of interest pursuant to the terms hereof).

2.2. Reserved.

2.3. Reserved.

2.4. Payments; Prepayments.

(a) Payments by Issuer. Except as otherwise expressly provided herein, all payments by Issuer shall be made to the Lender Payment Account or such other place as Lender may designate in writing to Issuer from time to time and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein. Any payment received by Lender later than 1:30 p.m. shall be deemed to have been received (unless (x) Lender receives electronic confirmation of such transfer no later than 1:30 p.m. and actually receives such payment before the Lender’s close of business in Los Angeles, California on such day (in which case it shall be credited on the date received), or (y) Lender, in its discretion, otherwise elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto. No Loan Party will fund any repayment of the Deferred Payment Amount with proceeds, or provide as Collateral any property, that is directly or indirectly derived from any transaction or activity that is prohibited by Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or that could otherwise cause Lender or any other party to any Deferred Payment Document to be in breach of Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.

(b) Application of Payments. Subject to the other terms and conditions contained herein, Lender shall apply payments received or collected from Issuer or for the account of Issuer (including the monetary proceeds of collections or of realization upon any Collateral) as follows, so long as no Event of Default exists: first, to the payment in full of any fees, indemnities, or expense reimbursements then due to Lender; second, to the payment in full of interest due in respect of the Deferred Payment Amount; third, to the payment in full of principal in respect of the Deferred Payment Amount, whether or not then due; and fourth, to pay or prepay any other Obligations, whether or not then due, in such order and manner as Lender directs. Such payments shall be applied as Lender determines at any time an Event of Default exists, including to be used as cash collateral in respect of such Obligations as Lender may determine, on such terms as Lender may require.

(c) Optional Prepayments. Issuer may prepay the principal of the Deferred Payment Amount at any time in whole or in part (subject to providing the notice required elsewhere in this agreement for prepayments in whole and to the provision of at least two Business Days’ prior notice (or such lesser notice as may be consented to by Lender) for prepayments in part), without premium or penalty.

(d) Mandatory Prepayments.

(i) Dispositions. Within five Business Days of the date of receipt by any Loan Party or any of its Subsidiaries of the cash proceeds of any voluntary or involuntary sale or disposition of assets of any Loan Party or any of its Subsidiaries (including cash proceeds of insurance or arising from casualty losses or condemnations and payments in lieu thereof, but excluding cash proceeds from sales or dispositions which qualify as Permitted Dispositions other than Permitted Dispositions described in clauses (g) and (h) of the definition thereof), Issuer shall prepay the outstanding principal amount of the Obligations in an amount equal to 100% of such cash proceeds received by such Person in connection with such sales or dispositions. Nothing contained in this Section 2.4(d)(i) shall permit any Loan Party or any of its Subsidiaries to sell or otherwise dispose of any assets if such sale or disposition does not constitute a Permitted Disposition.

(ii) Indebtedness. Within one Business Day of the date of incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Issuer shall prepay the outstanding principal amount of the Obligations in an amount equal to 100% of the cash proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.4(d)(ii) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.

(iii) Equity. Within three Business Days of the date of the issuance by any Loan Party or any of its Subsidiaries of any Equity Interests, Issuer shall prepay the outstanding principal amount of the Obligations in an amount equal to 100% of the net cash proceeds (with net cash proceeds deducting only from gross cash proceeds reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such issuance of Equity Interests) received by any Loan Party or any of its Subsidiaries in connection with such issuance.

(e) Maintenance of Deferred Payment Account. Lender shall maintain an account on its books in the name of Issuer (the “Deferred Payment Account”) evidencing the Obligations, including the Deferred Payment Amount, interest, fees and Lender Expenses. Any such records shall be presumptively correct, absent manifest error, provided, that, the failure to make any such entry or the existence of any error in such records, shall not affect any of the actual Obligations.

(f) Evidence of Debt. Lender may request that Deferred Payment Amount owing to it be evidenced by a promissory note. In such event, Issuer shall execute and deliver to Lender a promissory note payable to the order of Lender (or, if requested by Lender, to Lender and its registered assigns) and in a form approved by Lender. Thereafter, the Deferred Payment Amount evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(g) Charges to Deferred Payment Account. At the election of Lender, all payments of interest, fees, expenses and other amounts due and payable under the Deferred Payment Documents may be charged to the Deferred Payment Account hereunder and treated as an additional portion of the Deferred Payment Amount; provided that (x) regularly scheduled payments of interest and fees will not be so charged to the extent Issuer exercises its option to pay such amounts in cash on or prior to the due date therefor in accordance with the terms of this Agreement in lieu of capitalizing such amounts, and (y) with respect to any such amounts not constituting regularly scheduled payments of interest or fees, Lender shall provide Issuer with 5 Business Days’ advance notice of such amounts together with reasonable supporting documentation and shall not capitalize such amounts to the extent Issuer pays such amounts in immediately available funds within 5 Business Days of such notice. Issuer is hereby irrevocably deemed to request (subject to the proviso set forth above) that Lender, and Lender is hereby authorized at its sole election to, (i) deem to increase the Deferred Payment Amount for each payment of interest, fees, expenses and other amounts as it becomes due and payable under any Deferred Payment Document and agrees that all such amounts charged shall constitute an additional portion of the Deferred Payment Amount, and (ii) make an advance that shall constitute an additional portion of the Deferred Payment Amount to preserve or protect the Collateral, or any portion thereof.

(h) Repayment on Termination Date. Issuer shall make payment in full of the Obligations on the Maturity Date or if earlier, any other Termination Date.

(i) Indemnity for Returned Payments. If after any payment, or proceeds of Collateral, are applied to the payment of any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Each Loan Party shall be liable to pay to Lender, and does hereby agree to indemnify and hold Lender harmless for, the amount of any payments or proceeds surrendered or returned. This Section shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section shall survive the payment in full of the Obligations and the termination of this Agreement.

(j) Crediting Payments. The receipt of any payment item by Lender shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available funds made to the Lender Payment Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then a Loan Party shall be deemed not to have made such payment. Notwithstanding anything to the contrary contained herein, any payment item shall be deemed received by Lender only if it is received into the Lender Payment Account on a Business Day on or before 1:30 p.m. If any payment item is received into the Lender Payment Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Lender, in its discretion, elects to credit it on the date received), it shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.

2.5. Interest and Fees.

(a) Rates and Payment of Interest.

(i) All Obligations shall bear interest at the Applicable Margin, except Obligations shall bear interest at the Default Rate (whether before or after any judgment) automatically on and after an Event of Default under Section 8.1(d), upon written notice by Lender to Issuer upon an Event of Default under Section 8.1(a), and on and after any other Event of Default that remains in existence for 5 Business Days after written notice from Lender of Lender’s intent to charge the Default Rate by virtue the existence of such Event of Default.

(ii) Interest shall accrue on the Deferred Payment Amount from Closing Date (or with respect to any other Obligation, when such Obligation is incurred or payable, as the case may be), until paid in full by Issuer. Interest accrued on the Deferred Payment Amount shall be due and payable in arrears, on each 30-day anniversary of the Closing Date (by way of example, on the dates that are 30 days after the Closing Date, 60 days after the Closing Date, 90 days after the Closing Date and each subsequent 30-day anniversary of the Closing Date) and in each case, in any event on the Termination Date. Interest due and payable on the Deferred Payment Amount prior to the Maturity Date shall, at the election of Issuer, either be paid in cash in immediately available funds on the due date therefor (which payment in cash shall require that Issuer provide Lender with 2 Business Days’ irrevocable advance notice (or such shorter notice as may be consented to be Lender) that Issuer shall pay such amount in cash, and if such notice if not given (or cash payment shall not be made), shall automatically be paid-in-kind as described below) or shall be paid-in-kind by capitalizing such interest to the outstanding principal balance of the Deferred Payment Amount resulting in an increase to the principal balance of the Deferred Payment Amount on each such date (with the increased principal balance of the Deferred Payment Amount thereafter accruing interest as set forth in Section 2.5(a)(i) above). Interest accrued on any other Obligations shall be due and payable as provided in the Deferred Payment Documents and, if no payment date is specified, shall be due and payable on earlier of next date constituting a date that is a 30-day anniversary of the Closing Date or the Termination Date. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand (and at the election of Lender may be due and payable in immediately available funds when demanded or may be capitalized to the principal balance of the Deferred Payment Amount as set forth above).

(b) Computation of Interest and Fees. Interest and fees calculated on a per annum basis shall be calculated on the basis of a 360 day year and actual days elapsed. Each determination by Lender of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration.

(c) Fees; Expenses. Issuer shall pay to Lender the fees and Lender Expenses in the amounts and at the time specified in Schedule 2.5.

2.6. Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under any Deferred Payment Document, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. If at any time the interest rate set forth in any of the Deferred Payment Documents exceeds the maximum interest rate allowable under applicable law, the interest rate will be deemed to be such maximum interest rate allowable under applicable law.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1. Conditions Precedent to the Effectiveness of this Agreement. The effectiveness of this Agreement is subject to the execution of this Agreement by each Loan Party and Lender.

3.2. Maturity. The Obligations shall be payable in full on the Maturity Date (unless due and payable earlier in accordance with the terms hereof). For the avoidance of doubt, Lender has no commitment or obligations to make any loans or otherwise extend any credit to Issuer or any other Loan Party hereunder.

3.3. Effect of Maturity. On the Maturity Date, all of the Obligations shall become due and payable without notice or demand and Issuer shall be required to pay in full all of the Obligations. The occurrence of the Maturity Date shall not relieve or discharge any Loan Party of its duties, obligations, or covenants under any Deferred Payment Document and the Liens of Lender in the Collateral shall continue to secure the Obligations and shall remain in effect until payment in full of all Obligations.

3.4. Early Termination by Issuer. Issuer has the option, at any time upon 3 Business Days prior written notice to Lender (or such shorter period as may be agreed by Lender), to make payment in full of all of the Obligations; provided, however, that Issuer may rescind or extend such written notice if the proposed payment in full is to be made with the proceeds of third party Indebtedness or other financing and if the closing for such transaction does not happen on or before the date of the proposed termination set forth in such notice (in which case, Issuer may either extend the notice period or send a new notice for any subsequent termination).

4.	REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants to Lender the following:

4.1. Due Organization and Qualification. Each Loan Party (a) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (b) is qualified to do business in any State where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect, and (c) has all requisite power and authority to own and operate its assets, to carry on its business as now conducted and as proposed to be conducted, to enter into the Deferred Payment Documents to which it is a party and to carry out the transactions contemplated thereby.

4.2. Due Authorization; No Conflict. The execution, delivery, and performance by each Loan Party of the Deferred Payment Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party. The execution, delivery, and performance by each Loan Party of the Deferred Payment Documents to which it is a party do not and will not (a) violate any material provision of Federal, State, or local law or regulation applicable to any Loan Party, the Governing Documents of any Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party, (b) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (c) require any approval of any holder of Equity Interests of a Loan Party, other than consents or approvals that have been obtained and that are still in force and effect.

4.3. Binding Obligations; Perfected Liens.

(a) Each Deferred Payment Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) The Liens of Lender are validly created, perfected and first priority Liens, subject as to priority, only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases, except for Liens in respect of (i) motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims (other than those that, by the terms of any Deferred Payment Document, are required to be perfected), and (v) any deposit accounts and securities accounts not subject to a Control Agreement as permitted by any Deferred Payment Document, and subject only to the filing of financing statements in the appropriate filing offices.

4.4. Title to Assets; No Encumbrances. Each Loan Party has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of its assets reflected in its most recent financial statements delivered to Lender, in each case except for assets disposed of since the date of such financial statements to the extent permitted by any Deferred Payment Document. All of such assets are free and clear of Liens except for Permitted Liens.

4.5. Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of a Loan Party, threatened in writing against a Loan Party, that (a) relate to any Deferred Payment Document or transaction contemplated thereby or (b) either individually or in the aggregate has or could reasonably be expected to have a Material Adverse Effect.

4.6. Compliance with Laws. No Loan Party (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No inventory has been produced in violation of the Fair Labor Standards Act of 1938.

4.7. No Material Adverse Effect. All historical financial statements relating to each Loan Party that have been delivered by a Loan Party to Lender (or have been publicly filed by a Loan Party with the SEC) have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the financial condition of such Loan Party as of the date thereof and results of operations for the period then ended. Since June 30, 2025 no event, circumstance, or change has occurred that has or could reasonably be expected to have a Material Adverse Effect.

4.8. Solvency. Each Loan Party is Solvent.

4.9. Environmental Condition. Each Loan Party and its Subsidiaries are in compliance in all material respects with all applicable Federal, State and local environmental, hazardous waste, health and safety statutes, and any rules or regulations related to such statutes, which govern or affect the operations or properties of such Loan Party and its Subsidiaries. None of the operations of any Loan Party or its Subsidiaries is the subject of any Federal, State or local investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. No Loan Party has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

4.10. Reserved.

4.11. Taxes. Except as otherwise permitted under Section 5.5, all tax returns and reports of each Loan Party required to be filed by it have been timely filed, and all taxes shown on such tax returns to be due and payable and all other taxes upon a Loan Party and upon its assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party has made adequate provision in accordance with GAAP for all taxes not yet due and payable. To the knowledge of any Loan Party, there is no proposed tax assessment against a Loan Party that is not being contested in good faith by appropriate proceedings diligently pursued and available to a Loan Party, in each case prior to the commencement of foreclosure or other similar proceedings, which proceedings (or orders entered in connection with such proceeding), and adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor.

4.12. Margin Stock; Investment Company Act, Etc. No Loan Party owns any Margin Stock or engages principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other Federal or State statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.13. OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws; Patriot Act. (a) No member of the Loan Party Group is a Sanctioned Target or is owned or controlled by, or is acting on behalf of, a Sanctioned Target, (b) each member of the Loan Party Group has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws, and (c) to the knowledge of any Loan Party, no member of the Loan Party Group is under investigation by a Governmental Authority for non-compliance with Sanction(s), Anti-Money Laundering Laws or Anti-Corruption Laws. As of the Closing Date, the information included in the certification regarding beneficial ownership as required by 31 C.F.R. §1010.230 received by Lender from any Loan Party that is a “legal entity customer” as defined in such regulation, is true and correct in all respects.

4.14. Employee and Labor Matters. There is (a) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, and (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party that could reasonably be expected to result in a material liability. No Loan Party is party to or bound by any collective bargaining agreement or management agreement. No Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar State law, which remains unpaid or unsatisfied.

4.15. ERISA. No Loan Party, nor any of its Subsidiaries, nor any of its ERISA Affiliates, maintains or contributes to any Benefit Plan.

4.16. Capitalization and Subsidiaries. The signature pages to this Agreement reflect the exact legal name and jurisdiction of organization of each Loan Party. Promptly following any request by Lender following the date hereof, the Loan Parties shall provide Lender with a schedule setting forth a true and complete list of each class of the authorized Equity Interests of each Loan Party and each Subsidiary of any Loan Party and an indication of the owner of record of each Loan Party and Subsidiary. All Equity Interests of each Loan Party and Subsidiary are validly issued, outstanding, fully paid and non-assessable.

5.	AFFIRMATIVE COVENANTS.

Unless otherwise hereafter agreed in writing by Lender:

5.1. Financial and Other Information. Each Loan Party will deliver to Lender with reasonable promptness such financial and other information with respect to the Loan Parties as Lender may reasonably request from time to time.

5.2. Notices of Material Events. A Loan Party will promptly (but in any event within three Business Days) notify Lender in writing of: (a) any event, condition or circumstance that, with the giving of notice, the passage of time, or both, would be an Event of Default or the occurrence of any Event of Default, and (b) any matter that has, or could reasonably be expected to have, a Material Adverse Effect.

5.3. Existence. Each Loan Party will preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to have a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

5.4. Maintenance of Properties. Each Loan Party will maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted.

5.5. Taxes. Each Loan Party will pay in full before delinquency or before the expiration of any extension period all taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises (including taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or subsequently imposed by any Governmental Authority and all related interest, penalties or similar liabilities), except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) such liabilities would not exceed the Material Amount and none of the Collateral would become subject to forfeiture or loss; provided, that, each Loan Party will make payment or deposit of all withholding taxes and other payroll taxes to the appropriate Governmental Authority within the timeframes required by applicable law, and will, upon request, furnish Lender with proof reasonably satisfactory to Lender indicating that such Loan Party has made such payments or deposits.

5.6. Insurance. Each Loan Party will maintain with financially sound and reputable carriers (a) insurance in such amounts (with no greater risk retention) and against such risks and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Deferred Payment Documents. Each Loan Party will from time to time upon Lender’s request furnish to Lender correct and complete copies of any insurance policies and such other information in reasonable detail as to the insurance so maintained as Lender may request.

5.7. Reserved.

5.8. Compliance with Laws; OFAC; Sanctions, Etc. Each Loan Party will subject to the terms below, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party will, and will cause each other member of the Loan Party Group to, (a) comply with Sanctions and (b) comply with Anti-Money Laundering Laws and Anti-Corruption Laws in all material respects.

5.9. Control Agreements. On or prior to the date that is 90 days after the Closing Date (or such later date as Lender may agree), each Loan Party will deliver, or cause to be delivered to Lender, a Control Agreement with respect to each of its deposit accounts duly authorized, executed and delivered by each depository bank where a deposit account is maintained, such Loan Party and Lender; provided, that, a Loan Party will not be required to deliver a Control Agreement with a Cash Management Bank as to any deposit account that is specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the salaried employees of a Loan Party. Each Loan Party will direct all account debtors or other obligors in respect of any amounts payable to a Loan Party to make payment of all such amounts to a deposit account subject to a Control Agreement as described above from and after the deadline for the establishment of Control Agreements described above and otherwise take all reasonable actions to cause such payments to be made to such a deposit account.

5.10. Further Assurances. Without limiting the foregoing, each Loan Party will take such actions and execute and deliver to Lender such instruments and documents as Lender may from time to time request in its Permitted Discretion (including obtaining agreements from third parties) to create, maintain, perfect, establish, preserve and protect Lender’s Liens in the Collateral (and the priority thereof) and rights in the Collateral and to carry out the terms and conditions of the Deferred Payment Documents. Notwithstanding anything to the contrary contained herein, Lender shall not accept a Lien on Real Property from any Loan Party unless Lender has completed its flood insurance diligence, has received copies of all flood insurance documentation and has confirmed that flood insurance compliance has been completed as required by applicable laws or as otherwise satisfactory to Lender and Lender shall not accept delivery of any joinder to any Deferred Payment Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary qualifies as a “legal entity customer” under 31 C.F.R. Section 1010.230, unless such Subsidiary has delivered a certification regarding beneficial ownership as required by such regulation in relation to such Subsidiary and Lender has completed its Patriot Act searches, OFAC/PEP searches and customary individual background checks for such Subsidiary, the results of which shall be satisfactory to Lender.

5.11. Post-Closing Covenant. Within 5 Business Days following the date hereof (or such later date as Lender may subsequently agree in writing), the Loan Partis shall deliver to Agent (x) a Release of Security Interests in Intellectual Property executed and delivered by Silicon Valley Bank, a division of First Citizens Bank, in the form of such release delivered to Lender’s counsel prior to the Closing Date (or with such modifications thereto as may be approved by Lender’s counsel), together with evidence that such release has been filed with the United States Patent and Trademark Office, and (y) file-stamped UCC-3 termination statements filed with the Delaware Secretary of State with respect to the UCC-1 financing statements filed in favor of Silicon Valley Bank, a division of First Citizens Bank with respect to certain Loan Parties identified by Lender’s counsel to the Loan Parties’ counsel by electronic mail prior to the Closing Date for termination.

5.12. Costs and Expenses. Each Loan Party will pay to Lender at the time specified in Schedule 2.5 all reasonable and documented costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery (provided, that the maximum amount Lender Expenses related to the initial preparation, negotiation, execution or delivery of the Deferred Payment Documents incurred on or prior to the Closing Date (but no such limitation will apply in respect of any preparation negotiation, execution or delivery after the Closing Date) in respect of which the Loan Parties are required to pay Lender Expenses (excluding, for the avoidance of doubt, any out-of-pocket expenses incurred by Lender’s counsel in connection with lien searches, lien filings or the ordering of certified copies of organizational documents) shall not exceed $50,000), recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender’s rights in the Collateral, the Deferred Payment Documents and all other documents related thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect thereof (all of the foregoing being referred to herein collectively, as “Lender Expenses”), including: (a) all costs and expenses of filing or recording (including UCC financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable), (b) costs and expenses and fees for search fees and background checks (including costs and expenses to conduct lien searches in respect of the Loan Parties on or prior to the Closing Date and to order certified organizational documents of the Loan Parties), (c) costs and expenses of preserving and protecting the Collateral, (d) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the Liens of Lender in the Collateral, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of the Deferred Payment Documents or defending any claims made or threatened against Lender arising out of the transactions contemplated thereby (including preparations for and consultations concerning any such matters), (e) [reserved], and (f) the reasonable fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

6.	NEGATIVE COVENANTS.

6.1. Indebtedness. Each Loan Party will not create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2. Liens. Each Loan Party will not create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3. Restrictions on Fundamental Changes. Each Loan Party will not (a) enter into any merger, consolidation, reorganization, recapitalization, division or plan of division, or reclassify its Equity Interests, except for any merger between Loan Parties, provided, that, Issuer must be the surviving entity of any such merger to which it is a party and Parent must be the surviving entity of any such merger to which it is a party, (b) form any Subsidiary or directly or indirectly, purchase or otherwise acquire all or substantially all of the assets of (or any division or business line of) any other Person, or 50% or more of any class of Equity Interests of any other Person, (c) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), (d) suspend or cease operating a substantial portion of its business, or (e) change its classification/status for U.S. Federal income tax purposes.

6.4. Asset Dispositions. Each Loan Party will not convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its assets (including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”), except for Permitted Dispositions and transactions permitted under Section 6.3.

6.5. Nature of Business. Each Loan Party will not (a) engage in any business other than the business of such Loan Party on the Closing Date and any business reasonably related or ancillary to such business of such Loan Party on the Closing Date or (b) acquire any properties or assets that are not reasonably related or ancillary thereto.

6.6. Prepayments and Amendments. Each Loan Party will not:

(a) prepay, redeem, defease, purchase or otherwise acquire any Indebtedness of any Loan Party or make, directly or indirectly, any optional or voluntary payment in respect of any such Indebtedness, except for payments of: (i) the Obligations; (ii) obligations under Hedge Agreements; (iii) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness to the extent such sale or transfer is permitted hereunder; and (iv) Indebtedness owing to another Loan Party;

(b) directly or indirectly, amend, modify, or change any of the terms or provisions of:

(i) any agreement, instrument, document or other writing evidencing or concerning Permitted Indebtedness except (A) the Obligations in accordance with this Agreement, (B) obligations under Hedge Agreements, (C) Indebtedness permitted under clauses (c), (e) and (f) of the definition of Permitted Indebtedness, or (D) in the case of any other Material Indebtedness, after prior written notice to Lender, to amend or modify the terms thereof to forgive or cancel any portion of such Indebtedness (other than pursuant to payment thereof) or to reduce the interest rate or any fees in connection therewith, or to make the terms thereof less restrictive or burdensome to such Loan Party; or

(ii) the Governing Documents of any Loan Party if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of Lender.

6.7. Restricted Payments. Each Loan Party will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) a Loan Party may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Loan Party, (b) so long as no Event of Default has occurred and is continuing, a Loan Party may make Restricted Payments pursuant to and in accordance with any management equity subscription agreement, employee agreement or stock option agreement or other agreement with such officer, director or employee or former officer, director or employee; provided, that, the aggregate cash consideration paid for all such payments, repurchases or redemptions shall not in any fiscal year of such Loan Party exceed the Material Amount, (c) a Loan Party may make a Restricted Payment to another Loan Party and (d) so long as no Event of Default has occurred and is continuing, Parent may pay (x) the cash dividends on September 15, 2025 and October 15, 2025 on Parent’s 8.75% Series A Cumulative Redeemable Preferred Stock and 8.75% Series B Cumulative Redeemable Preferred Stock in the amounts declared by the board of directors of Parent prior to the Closing Date as set forth in that certain Press Release titled “CareCloud Announces Preferred Stock Dividend Payments” issued by Parent on July 25, 2025, and (y) monthly cash dividends on Parent’s 8.75% Series A Cumulative Redeemable Preferred Stock and 8.75% Series B Cumulative Redeemable Preferred Stock on or about the 15th day of each calendar month thereafter in an aggregate amount for each such month not to exceed $550,000.

6.8. Accounting Methods. Each Loan Party will not modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.9. Investments. Each Loan Party will not, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10. Transactions with Affiliates. Each Loan Party will not, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliate of a Loan Party, except pursuant to the reasonable requirements of the business of such Loan Party and upon fair and reasonable terms no less favorable to such Loan Party than such Loan Party would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, except for: (a) the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of a Loan Party, and any indemnity provided for the benefit of directors (or comparable managers) of a Loan Party, (b) transactions among Loan Parties, and (c) Restricted Payments permitted under Section 6.7.

6.11. Use of Proceeds. No part of the proceeds of the Deferred Payment Documents will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors. Each Loan Party will not, and will cause each other member of the Loan Party Group not to, directly or indirectly, use any proceeds of the Deferred Payment Documents to fund, finance or facilitate any activities, business or transactions that would be prohibited by (i) Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) Sanctions if conducted by Lender, or any other party hereto.

7.	RESERVED

8.	EVENTS OF DEFAULT AND REMEDIES.

8.1. Events of Default. The occurrence of any of the following will constitute an “Event of Default” under any Deferred Payment Document:

(a) Payments. Issuer (i) fails to make any payment of principal or interest hereunder when due or (ii) fails to pay fees, Lender Expenses or any of the other Obligations within three (3) Business Days after the due date thereof.

(b) Covenants. (i) a Loan Party fails to perform any of the covenants contained in Sections 3, 5.1, 5.2, 5.3, 5.6, 5.8, 5.9, 5.11 or 6, or (ii) a Loan Party fails to perform any of the terms, covenants, conditions or provisions contained in any Deferred Payment Document other than those otherwise described in this Article 8 and such failure shall continue for 30 days after the earlier of the delivery of notice thereof by Lender to Issuer or of any officer of any Loan Party having knowledge thereof.

(c) Judgments. One or more judgments, orders, or awards for the payment of money in excess of the Material Amount in any one case or in the aggregate (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied or disputed coverage) is entered or filed against a Loan Party, or with respect to any of its assets, shall remain undischarged or unvacated for a period in excess of 30 days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against a Loan Party or any of the Collateral having a value in excess of the Material Amount in any one case or in the aggregate.

(d) Voluntary Bankruptcy, Involuntary Bankruptcy, Etc. (i) An Insolvency Proceeding is commenced by a Loan Party or (ii) an Insolvency Proceeding is commenced against a Loan Party or all or any part of its properties and such petition or application is not dismissed within 60 days after the date of its filing or such Loan Party shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner.

(e) Default Under Other Agreements. Any default in respect of any Material Indebtedness, which default continues for more than the applicable cure period, if any, with respect thereto, or the subordination provisions contained in any agreement related to any Indebtedness that is contractually subordinated to the Obligations shall cease to be in full force and effect or to give Lender the rights purported to be created thereby.

(f) Representations, Etc. Any warranty, representation, certificate, statement, or record made in any Deferred Payment Document or delivered in writing to Lender in connection with any Deferred Payment Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect) as of the date of issuance or making or deemed making thereof.

(g) Guaranty. If the obligation of any Loan Party under a Guaranty, or other Person under any guaranty of any Obligations, is limited or terminated by operation of law or by such Loan Party or other Person (other than in accordance with the terms of any Deferred Payment Document) or any Loan Party or such other Person repudiates or revokes or purports to repudiate or revoke such Guaranty or any such guaranty.

(h) Deferred Payment Documents. (i) The validity or enforceability of any Deferred Payment Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Lender) be declared to be null and void, or a proceeding shall be commenced by a Loan Party, or by any Governmental Authority having jurisdiction over a Loan Party, seeking to establish the invalidity or unenforceability of any Deferred Payment Document, or a Loan Party shall deny that such Loan Party has any liability or obligation purported to be created under any Deferred Payment Document or (ii) any Deferred Payment Document that purports to create a Lien shall, for any reason, fail or cease to create a valid and perfected and (except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases) first priority Lien on the Collateral covered thereby, except (A) as a result of a disposition of the applicable Collateral in a transaction permitted under any Deferred Payment Document, or (B) as the result of an action or failure to act on the part of Lender.

(i) Change of Control. A Change of Control shall occur, whether directly or indirectly.

8.2. Remedies.

(a) At any time an Event of Default exists, Lender shall have any and all rights and remedies provided in any Deferred Payment Document, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by a Loan Party, except as such notice or consent is expressly provided for under any applicable Deferred Payment Document or required by applicable law. All rights, remedies and powers granted to Lender under any Deferred Payment Document, the UCC or other applicable law are cumulative, are not exclusive and are enforceable, in Lender’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by a Loan Party of any Deferred Payment Document. Lender may, at any time, an Event of Default exists, proceed directly against one or more Loan Party to collect the Obligations without prior recourse to the Collateral.

(b) Without limiting the generality of the foregoing, at any time an Event of Default exists, Lender may accelerate the payment of all or any portion of the Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 8.1(d), all Obligations shall automatically become immediately due and payable).

9.	NOTICES, AMENDMENTS, WAIVERS, INDEMNIFICATION, ETC.

9.1. Demand; Protest; Counterclaims, Etc. Each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by Lender on which any Loan Party may in any way be liable. No notice to or demand on a Loan Party which Lender may elect to give shall entitle a Loan Party to any other or further notice or demand in the same, similar or other circumstances. Each Loan Party waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to any Deferred Payment Document, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto. Without limiting the foregoing, each Loan Party acknowledges and agrees that Lender has no responsibility or obligation to any Loan Party or any Affiliates thereof in respect of any obligations of Medsphere or its Affiliates to any Loan Party or its Affiliates (whether under or in connection with the Medsphere APA Documents or otherwise) in no event shall the Obligations owing by Loan Parties to Lender under this Agreement or any other Deferred Payment Document be limited or reduced by or subject to any setoff, deduction or offset in respect of any obligation of Medsphere or any of its Affiliates to any Loan Party or its Affiliates or other claim of any kind that any Loan Party or its Affiliates may have against Medsphere or any of its Affiliates (whether under or in connection with the Medsphere APA Documents or otherwise).

9.2. Indemnification. Each Loan Party shall pay, indemnify, defend, and hold Lender and its Affiliates, officers, directors, employees, attorneys, and agents (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of any Deferred Payment Document, or the transactions contemplated thereby, (b) with respect to any actual or prospective investigation, litigation, or proceeding related to any Deferred Payment Document, the issuance of the Deferred Payment Amount or the use of the proceeds thereof (whether or not any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of hazardous materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or otherwise related to compliance with applicable environmental laws (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Loan Party shall have any obligation to any Indemnified Person under this Section with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which a Loan Party was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by each Loan Party with respect thereto. THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

9.3. Notices. Unless otherwise provided in this Agreement, all notices or demands relating to any Deferred Payment Document shall be in writing and shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or electronic mail (at such email addresses as a party may designate in accordance herewith). In the case of notices or demands to any Loan Party or Lender, as the case may be, they shall be sent to the address set forth next to its signature hereto. Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other parties. All notices or demands sent in accordance with this Section shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail; provided, that, (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

9.4. Assignments; Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that, no Loan Party may assign this Agreement or any rights or duties hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by Lender shall release any Loan Party from its Obligations. Lender may assign the Deferred Payment Documents in whole or in part and its rights and duties thereunder or grant participations in the Obligations and no consent or approval by any Loan Party is required in connection with any such assignment or participation.

9.5. Amendments; Waivers. No amendment or modification of any Deferred Payment Document shall be effective unless it has been agreed to by Lender and the applicable Loan Party or Loan Parties in a writing that specifically states that it is intended to amend or modify such Deferred Payment Document. No failure by Lender to exercise any right, remedy, or option under any Deferred Payment Document, or delay by Lender in exercising the same, will operate as a waiver thereof. No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Lender on any occasion shall affect or diminish Lender’s rights thereafter to require strict performance by any Loan Party of any provision of any Deferred Payment Document. Lender’s rights under the Deferred Payment Documents will be cumulative and not exclusive of any other right or remedy that Lender may have.

10.	JURY TRIAL WAIVER; OTHER WAIVERS CONSENTS; GOVERNING LAW.

10.1. GOVERNING LAW. THE VALIDITY OF THE DEFERRED PAYMENT DOCUMENTS (UNLESS EXPRESSLY OTHERWISE PROVIDED THEREIN), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT THEREOF, THE RIGHTS OF THE PARTIES THERETO WITH RESPECT TO ALL MATTERS ARISING THEREUNDER OR RELATED THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING THEREUNDER OR RELATED THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

10.2. FORUM NON CONVENIENS. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THE DEFERRED PAYMENT DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT, ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH LOAN PARTY AND LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION.

10.3. WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY DEFERRED PAYMENT DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH LOAN PARTY AND LENDER REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.4. SUBMISSION TO JURISDICTION. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY DEFERRED PAYMENT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN ANY DEFERRED PAYMENT DOCUMENT SHALL AFFECT ANY RIGHT THAT LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO ANY DEFERRED PAYMENT DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

10.5. WAIVER OF CLAIMS. NO CLAIM MAY BE MADE BY ANY PARTY AGAINST ANY OTHER PARTY HERETO OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OTHER PARTY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY ANY DEFERRED PAYMENT DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

11.	GENERAL PROVISIONS.

11.1. Effectiveness; Section Headings; Severability. This Agreement shall be binding and deemed effective when executed by each Loan Party and Lender whose signature is provided for on the signature pages hereof. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

11.2. Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Execution of any such counterpart may be by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Lender reserves the right, in its discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement. Any party delivering an executed counterpart of this Agreement by faxed, scanned or photocopied manual signature shall also deliver an original manually executed counterpart, but the failure to deliver an original manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement. The foregoing shall apply to each other Deferred Payment Document, and any notice delivered hereunder or thereunder, mutatis mutandis.

11.3. Patriot Act. Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies each Person or corporation who opens an account or enters into a business relationship with it, which information includes the name and address of such Loan Party and other information that will allow Lender to identify such Person in accordance with the Patriot Act and any other applicable law. Each Loan Party is hereby advised that any financial accommodation by Lender is subject to satisfactory results of such verification. Lender shall have the right to periodically conduct due diligence on each Loan Party, its senior management and key principals and legal and beneficial owners. Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Lender shall constitute Lender Expenses for which Lender is entitled to reimbursement as provided herein and be for the account of Issuer.

11.4. Integration. The Deferred Payment Documents reflect the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the Closing Date.

The parties have caused this Agreement to be executed as of the date on page 1.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ David Wu
Name:	David Wu
Title:	Vice President

Address:

1800 Century Park East, Suite 1100
Los Angeles, California 90067
Attention: Technology Finance Portfolio Manager
Email:	reid.landers@wellsfargo.com and
david.wu@wellsfargo.com

The parties have caused this Agreement to be executed as of the date on page 1.

CARECLOUD HOLDINGS, INC.,
a Delaware corporation, as Issuer

By:	/s/ Norman S. Roth
Name:	Norman S. Roth
Title:	Interim Chief Financial Officer

CARECLOUD ACQUISITION, CORP.,
a Delaware corporation, as a Guarantor

By:	/s/ Norman S. Roth
Name:	Norman S. Roth
Title:	Interim Chief Financial Officer

CARECLOUD, INC.,
a Delaware corporation, as a Guarantor

By:	/s/ Norman S. Roth
Name:	Norman S. Roth
Title:	Interim Chief Financial Officer

CARECLOUD PRACTICE MANAGEMENT, CORP.,
a Delaware corporation, as a Guarantor

By:	/s/ Norman S. Roth
Name:	Norman S. Roth
Title:	Interim Chief Financial Officer

CARECLOUD HEALTH, INC.,
a Delaware corporation, as a Guarantor

By:	/s/ Norman S. Roth
Name:	Norman S. Roth
Title:	Interim Chief Financial Officer

MEDSR, INC.,
a Delaware corporation, as a Guarantor

By:	/s/ Norman S. Roth
Name:	Norman S. Roth
Title:	Interim Chief Financial Officer

MERIDIAN MEDICAL MANAGEMENT, INC.,
a Delaware corporation, as a Guarantor

By:	/s/ Norman S. Roth
Name:	Norman S. Roth
Title:	Interim Chief Financial Officer

Address for each Loan Party:

c/o CareCloud, Inc.
7 Clyde Road
Somerset, New Jersey 08876
Attention: Kristen A Rothe, Esq., Corporate Counsel
Email:	KRothe@carecloud.com

SCHEDULE 2.5

TO

DEFERRED PAYMENT AGREEMENT

Fees and Expenses

1. Facility Fee. In the event that the Obligations have not been paid in full on or prior to the date that is 60 days following the Closing Date, a monthly facility fee equal to the Monthly Facility Fee Amount (as defined below) shall be due and payable every 30 days with the first such monthly facility fee in an amount equal to the Monthly Facility Fee Amount due and payable on the date that is 60 days following the Closing Date and, thereafter, monthly facility fees equal to the Monthly Facility Fee Amount due and payable on each 30-day anniversary of the date that is 60 days following the Closing Date (on the 90th day after the Closing Date, the 120th day after the Closing Date, and each subsequent date that is a 30-day anniversary of the date that is 60 days after the Closing Date) that occurs prior to the repayment in full of the Obligations. Each such facility fee shall be due and payable in immediately available funds on the due date therefor, provided, that such initial monthly facility fee equal to $100,000 due and payable on the date that is 60 days after the Closing Date may instead be paid by capitalizing such amount to the outstanding principal balance of the Deferred Payment Amount on the date that is 60 days following the Closing Date (it being understood that if Issuer is to pay such amount in cash versus capitalizing such amount, it shall give Lender at least 2 Business Days’ written notice to Lender (or such shorter notice as may be consented to by Lender) of its intent to pay such amount in cash, and such amount shall be capitalized on the due date therefor if such notice is not provided or such amount is not received in immediately available funds on or prior to the due date therefor). The “Monthly Facility Fee Amount” shall mean (a) with respect to the payments due on the 60th day after the Closing Date and the 90th day after the Closing Date, $100,000, and (b) with respect to payments due on dates after the 90th day after the Closing Date and each subsequent date that is a 30-day anniversary of the date that is 60 days after the Closing Date, $200,000.

2. Lender Expenses. Issuer shall pay to Lender the reasonable and documented Lender Expenses within 5 Business Days after Lender makes a request for reimbursement thereof in writing (which may be by electronic mail) to Issuer accompanied by an invoice or other reasonable supporting documentation. If such Lender Expenses are not paid to Lender in immediately available funds when due pursuant to the preceding sentence, Lender may at its election deem such amounts to be capitalized to the principal balance of the Deferred Payment Amount. Issuer agrees that its obligations contained in this Section shall survive payment in full of all other Obligations.

Schedule 2.5 - 1